SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): February 8, 2005

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803
(Address of Principal Executive Offices, including Zip Code)

        Registrant’s Telephone Number, including Area Code: 302-778-8227

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

         On February 10, 2005, GrafTech International Ltd. (“GrafTech”) announced that it has completed the refinancing of its senior secured revolving credit facility. The new $215 million revolving credit facility matures in July 2010. GrafTech has no material debt maturing prior to July 2010. GrafTech’s credit agreement was amended and restated upon the completion of the refinancing. At that time, no loans were outstanding and approximately $8 million of letters of credit were outstanding thereunder.

         The amended and restated credit agreement provides for, among other things, lower interest rates (reducing spreads by over 112 basis points), less restrictive financial covenants and, subject to certain conditions (including a maximum senior secured leverage ratio test), an accordion feature that permits GrafTech to establish additional credit facilities thereunder in an aggregate amount, together with the $215 million revolving credit facility, of up to $425 million.

Item 1.01         Entry Into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under and Off-Balance Sheet Arrangement.

        On February 8, 2005, GrafTech, GrafTech Global Enterprises Inc. (“GrafTech Global”) and GrafTech Finance Inc. (“GrafTech Finance”) entered into an Amended and Restated Credit Agreement dated as of February 8, 2005 among GrafTech, GrafTech Global, GrafTech Finance, the LC Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Bank.

        As amended and restated, the Credit Agreement provides for, among other things, an extension until July 15, 2010 of the maturity of the senior secured revolving credit facility in the initial amount of $215 million (the “Revolving Facility”), lower interest rates, less restrictive financial covenants, additional flexibility for investments and acquisitions and, subject to certain conditions, an “accordion feature” that permits GrafTech Finance to establish additional credit facilities thereunder in an aggregate amount, together with the Revolving Facility, of up to $425 million.

        The Revolving Facility provides for revolving loans (and for swingline loans in an aggregate principal amount at any time not to exceed $25 million) to GrafTech Finance and issuance of letters of credit for the account of GrafTech Finance and other designated subsidiaries from time to time in an aggregate principal and stated amount at any time not to exceed $215 million, subject to provisions described below regarding the base credit limit. Revolving and swingline loans and letters of credit may be denominated in dollars, euros and certain other currencies and are available for working capital and other general corporate purposes.

        The interest rate applicable to the Revolving Facility is, at GrafTech’s option, either LIBOR plus a margin ranging from 1.25% to 2.25% (depending on GrafTech’s leverage ratio or senior unsecured (or corporate or implied issuer) rating) or, in the case of dollar denominated loans, the alternate base rate plus a margin ranging from 0.25% to 1.25% (depending on such ratio or rating). The alternate base rate is the higher of (i) the prime rate announced by JP Morgan Chase Bank, N.A. or (ii) the federal fund effective rate plus 0.50%. GrafTech Finance pays a per annum fee ranging from 0.375% to 0.500% (depending on such ratio or rating) on the undrawn portion of the commitments under the Revolving Facility.

        The Revolving Facility permits voluntary prepayments (without reducing availability for future revolving borrowings) and voluntary commitment reductions at any time, in each case without premium or penalty.

        GrafTech Finance is required to use proceeds of borrowings under the Revolving Facility for its own purposes or to make intercompany loans to GrafTech or designated domestic or foreign subsidiaries of GrafTech. In the case of an intercompany loan of proceeds to a designated foreign subsidiary (other than UCAR S.A., our Swiss subsidiary (“Swissco”)), first, GrafTech Finance must make an intercompany loan to Swissco and, then, Swissco must make an intercompany foreign borrower loan to the designated foreign subsidiary. In addition, to the extent that GrafTech Finance desires to loan funds from other sources to Swissco, such loans will constitute intercompany loans unless certain conditions are satisfied.

        Intercompany loans by GrafTech Finance to Swissco and intercompany foreign borrower loans by Swissco to other foreign subsidiaries are secured as described below. Repayment of intercompany foreign borrower loans made to GrafTech’s foreign subsidiaries, and repayment of intercompany loans made to Swissco, are restricted unless the relevant subsidiary borrower has no business use for the funds being repaid. The intent of these restrictions is to seek to maximize the secured claims of the lenders against the assets of our foreign operating subsidiaries. Upon the closing of the refinancing, there were no intercompany loans or intercompany foreign borrower loans outstanding.

        The obligations under the Revolving Facility are secured (with certain exceptions) by first priority security interests in all of the assets of GrafTech Finance (except the unsecured intercompany term note and unsecured intercompany term note guarantees created under, and pledged in part to secure, the 10.25% Senior Notes due 2012 of GrafTech Finance (the “Senior Notes”)), including the intercompany loans described above (and the related guarantees and security interests described below).

        The obligations under the Revolving Facility are guaranteed by GrafTech. This guarantee is secured by first priority security interests (with certain exceptions, including a prior lien to secure the antitrust fine payable by GrafTech to the U.S. Department of Justice that was imposed in 1998) in all of GrafTech’s assets, including all of the outstanding capital stock of GrafTech Global and GrafTech Finance.

        The obligations under the Revolving Facility are also guaranteed by each of GrafTech’s other domestic subsidiaries (other than Advanced Energy Technology Inc. (“AET”)) and, subject to limitations in amount under applicable foreign law, Swissco, GrafTech’s French holding company, GrafTech’s French operating company engaged in the graphite electrode business, and GrafTech’s United Kingdom subsidiary (whose business has been substantially reduced in connection with GrafTech’s global rationalization activities). These guarantees, any intercompany loans by GrafTech Finance to Swissco and any intercompany foreign borrower loans by Swissco to other foreign subsidiaries that are guarantors as described above are secured (with certain exceptions) by first priority security interests in all of the assets of the respective guarantors and subsidiary borrowers (including the shares of capital stock (constituting 97.5% of the outstanding shares of capital stock) of AET held and pledged by UCAR Carbon Company Inc., intercompany debt payable by AET, the capital stock of and intercompany debt payable by unrestricted subsidiaries acquired or designated in the future, the Senior Notes that have been repurchased but not cancelled, and 100% of the capital stock of Swissco and GrafTech’s other foreign subsidiaries that are guarantors of the Revolving Facility, except that (i) no assets of AET or any unrestricted subsidiary are pledged, (ii) no more than 65% of the capital stock of GrafTech’s other foreign subsidiaries held directly by GrafTech’s domestic subsidiaries, or Swissco or GrafTech’s other foreign subsidiaries that are guarantors of the Revolving Facility, are pledged, (iii) assets of Swissco and GrafTech’s other foreign subsidiaries that are guarantors of the Revolving Facility are only pledged to the extent practicable and (iv) no assets of other foreign subsidiaries are pledged to secure these guarantees or loans (but may be pledged to secure other guarantees or loans described below).

        The guarantee of the Revolving Facility by Swissco is subject to the limitation under Swiss law that the amount guaranteed cannot exceed the amount that Swissco can distribute to its shareholders, after payment of any Swiss withholding tax. If such amount is or would become less than $100 million, Swissco will become subject to certain restrictions, including restrictions on distributions, investments and indebtedness.

        The obligations under the Revolving Facility include obligations in respect of the guarantees of the Revolving Facility, any intercompany loans, any intercompany foreign borrower loans and any guarantees of intercompany foreign borrower loans described below.

        To the extent that Swissco makes an intercompany foreign borrower loan to a foreign subsidiary that is not a guarantor of the Revolving Facility, the intercompany foreign borrower loan will be secured (with certain exceptions) by a first priority security interest in all of its assets, to the extent practicable, and will be guaranteed, subject to limitations in amounts under applicable foreign law, by our other foreign subsidiaries that are not guarantors of the Revolving Facility. These guarantees will be secured (with certain exceptions) by first priority security interests in all of their assets, to the extent practicable and subject to limitations under applicable foreign law.

        Each guarantee of the obligations under the Revolving Facility or under an intercompany foreign borrower loan is full, unconditional, joint and several, except as otherwise required to comply with applicable foreign law. Payment under the guarantees could be required immediately upon the occurrence of an event of default in respect of the guaranteed obligations.

        The Revolving Facility contains a number of significant covenants that, among other things, significantly restrict GrafTech’s ability to sell assets, incur additional debt, repay or refinance other debt or amend other debt instruments, create liens on assets, enter into sale and lease back transactions, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in transactions with affiliates, pay dividends to stockholders of GrafTech or make other restricted payments, and other corporate activities. The covenants may restrict GrafTech’s ability to repurchase or redeem the Senior Notes and the 1.625% Convertible Senior Debentures of GrafTech, even if so required thereby. The covenants include financial covenants relating to specified minimum interest coverage ratios and maximum net senior secured debt leverage ratios (which is the ratio of GrafTech’s net senior secured debt to EBITDA (as defined in the Revolving Facility)). The interest coverage ratio becomes more restrictive if GrafTech’s financial performance were to significantly deteriorate from that in 2004.

        Under the Revolving Facility, GrafTech is permitted to pay dividends and repurchase common stock in an aggregate amount (cumulative from February 2005) equal to up to $25 million (or up to $75 million, if certain leverage ratio requirements are satisfied), plus, each year, an aggregate amount equal to 50% of the consolidated net income in the prior year.

        In addition to the failure to pay principal, interest and fees when due, events of default under the Revolving Facility include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $7.5 million or, to the extent effected with lenders under the Revolving Facility, cash management arrangements or interest rate, exchange rate or commodity price derivatives; failure to comply with guarantee and collateral requirements; judgment defaults in excess of $7.5 million to the extent not covered by insurance; certain events of bankruptcy; and certain changes in control.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                    GRAFTECH INTERNATIONAL LTD.

Date: February 10, 2005	By:/s/ Karen G. Narwold Karen G. Narwold Vice President, General Counsel, Human Resources & Secretary